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                                                                     EXHIBIT 12

                     U.S. HOME CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1995

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

                                                             YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------
                                                  1991       1992      1993      1994       1995
                                                --------   -------   --------   -------   -------
COMPUTATION OF HISTORICAL RATIOS:

EARNINGS -
  Net Income (Loss) From Continuing
    Operations                                  $(4,832)   $29,349   $ 78,606   $32,829   $36,920
  Add:
   Provision (Benefit) For Income
    Taxes of U.S. Home Corporation                  --         --     (33,966)   19,697    22,152
   Fixed charges of U.S. Home
    Corporation:
    Interest expense, net                         8,811      2,483      1,453       537       692
    Previously capitalized interest
      charged to cost of sales                   24,734     23,338     22,342    28,871    27,555
    Portion of rent expense
      representative of the
      interest factor                             1,371      1,381      1,562     1,820     1,833
    Fixed charges of joint ventures
      (principally interest)                        473        355         97       183       238
                                                -------    -------    -------   -------   -------
EARNINGS AS ADJUSTED                            $30,557    $56,906    $70,094   $83,937   $89,390
                                                =======    =======    =======   =======   =======

FIXED CHARGES, AS ADJUSTED OF
  U.S. HOME CORPORATION:
  Total Interest Paid or Accrued                $30,548    $15,693    $23,373   $31,357   $32,687
  Portion of Rent Expense As Above                1,371      1,381      1,562     1,820     1,833
  Fixed charges of Joint Ventures                   588        376        239       227       269
                                                -------    -------    -------   -------   -------
                                                $32,507    $17,450    $25,174   $33,404   $34,789
                                                =======    =======    =======   =======   =======

RATIO OF EARNINGS TO FIXED CHARGES                   --(1)   3.26        2.78      2.51      2.57

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(1) Earnings were insufficient to cover fixed charges for the year ended
    December 31, 1991 by approximately $2 million.